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                                   Exhibit 2.1

                       Articles of Incorporation: Delaware

                             Richmond Services, Inc.
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                          CERTIFICATE OF INCORPORATION
                                       OF
                             Richmond Services, Inc.
                               A CLOSE CORPORATION

                                                               State of Deleware
                                                              Secretary of State
                                                        Division of Corporations
                                                         Filed 09:00 AM 06/14/93
                                                             763165043 - 2340077

FIRST: The name of the corporation is Richmond Services, Inc.

SECOND: Its registered office in the State of Delaware is to be located at Three Christina Centre, 201 N. Walnut Street, Wilmington DE 19801 in the county of New Castle. The registered agent in charge thereof is The Company Corporation, address same as above.

THIRD: The nature of the business and the objects and purposes proposed to be transacted, promoted and carried on, are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The amount of total authrozed shares of stock of this corporation is 1500 shares of No par value.

FIFTH: The name and mailing address of the incorporator is

     Vanessa Foster, Three Christina Centre, 201 N. Walnut Street, Wilmington DE 19801

SIXTH: The powers of the incorporator are to terminate upon filing of the certificate of incorporation. All of the corporation's issued stock, exclusive of treasury shares, shall be held of record by not more than thirty (30) pesons.

SEVENTH: All of the issued stock of all classes shall be subject to one or more of the restrictions on transfer permitted by Section 202 of the General Corporation Law.

EIGHTH: The corporation shall make no offering of any of its stock of any class which would constitute a "public offering" within the meaning of the United States Securities Act of 1933, as it may be amended from time to time.

NINTH: Directors of the corporation shall not be liable to either the corporation or its stockholders for monetary damages for a breach of fiduciary duties unless the breach involves: (1) a director's duty of loyalty to the corporation or its stockholders; (2) acts or omissions not in good faither or which involve intentional misconduct or a knowing violation of law; (3) liability for unlawful payments of dividends or unlawful stock purchases or redemption by the corporation; or (4) a transaction from which the director derived an improper personal benefit.

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate and do certify that the facts herein are true, and I have accordingly hereunto set my hand.

DATED:  June 14, 1993                        /s/ Vanessa Foster
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